NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Everest Re Group Reports Fourth Quarter and Full Year 2007 Earnings

HAMILTON, Bermuda – January 30, 2008 -- Everest Re Group, Ltd. (NYSE: RE) reported fourth quarter 2007 after-tax operating income1, which excludes realized capital gains and losses, of $63.2 million, or $1.00 per diluted share, compared to after-tax operating income1 of $201.2 million, or $3.07 per diluted share, in the fourth quarter of 2006. Net income, including net realized capital gains and losses, was $12.2 million, or $.19 per diluted share, for the fourth quarter of 2007 compared to $206.4 million or $3.15 per diluted share for the same period last year.

For the year ended December 31, 2007, after-tax operating income1 was $776.9 million, or $12.21 per diluted share, compared to $817.9 million, or $12.52 per diluted share for 2006. Net income, including net realized capital gains and losses, was $839.3 million for the full year 2007, just below the $840.8 million reported for 2006. On a per diluted share basis, net income was $13.19, an increase of 2.5% from $12.87 per diluted share reported for 2006.

Operating highlights for the fourth quarter and full year 2007 included the following:

•

Gross written premiums were $1.1 billion, a 6.4% increase compared to $987.3 million in the fourth quarter of 2006. The Company assumed, effective December 31, 2007, the unearned premium on a newly incepted program which resulted in a 37% increase in the U.S. Insurance segment’s gross written premiums and drove the overall increase in writings for the quarter. Otherwise, the quarter’s gross written premiums were approximately equal to last year’s fourth quarter.

•	Net investment income was down 5% to $174.1 million compared to $183.5 million for the fourth quarter of 2006. The reduction was largely driven by lower income from limited partnership investments.

•

Cash flow from operations was $235.7 million for the period compared to $142.1 million for the fourth quarter of 2006. Lower catastrophe loss payouts in the current quarter of $87.9 million compared to $188.4 million in the fourth quarter of 2006 contributed to this positive swing.

•

The GAAP combined ratio in the fourth quarter was 108.4% compared to 92.9% in the same period last year. The Company experienced net adverse development on its prior accident year loss reserves of $211.6 million in the quarter, which increased the combined ratio by 21 points and included the previously announced net asbestos reserve strengthening of $311.2 million, following the completion of its study. In addition, the Company experienced $99.6 million of favorable development on its core reserves, excluding mass action.

•	For the year, the after-tax operating income[1] return on average adjusted shareholders’ equity[2] was 14.6% compared to 18.7% in 2006.
•

Shareholders’ equity grew from $5.1 billion to $5.7 billion during 2007, after share repurchases of $241.6 million and dividend payouts of $121.4 million. Book value per share grew 15.2% from $78.53 at year end 2006 to $90.43 at December 31, 2007.

•

Since year end 2006, the Company has repurchased 2.5 million of its common shares at an average price of $95.57. The total cost of the repurchased shares is $241.6 million. The repurchases were made pursuant to a 5 million share repurchase authorization provided by the Company’s Board of Directors, leaving 2.5 million shares available under the authorization.

Commenting on the Company’s results, Chairman and Chief Executive Officer, Joseph V. Taranto said, “It was yet another exceptional year for Everest with net income in excess of $800 million, which provided a return on shareholders’ equity of 16% and book value growth per share of 15%. This was accomplished while strengthening our balance sheet and returning capital to shareholders. As we look at 2008, we feel extremely well positioned to deal with any challenges that the market may bring.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

A conference call discussing the third quarter results will be held at 8:30 a.m. Eastern Time on January 31, 2008. The call will be available on the Internet through the Company’s web site or at www.streetevents.com.

Recipients are encouraged to visit the Company’s web site to view supplemental financial information on the Company’s results. The supplemental information is located at www.everestre.com in the “Financial Reports” section of the “Investor Center”. The supplemental financial information may also be obtained by contacting the Company directly.

___________________________

1The Company generally uses after-tax operating income, a non-GAAP financial measure, to evaluate its performance. After-tax operating income consists of net income excluding after-tax net realized capital gains (losses) as the following reconciliation displays:

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
(Dollars in thousands, except per share amounts)	2007		2006		2007		2006
		(unaudited)				(unaudited)

		Per Diluted		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share	Amount	Share

Net income	$ 12,238	$ 0.19	$ 206,351	$ 3.15	$ 839,275	$ 13.19	$ 840,828	$ 12.87
After-tax net realized
capital (losses) gains	(50,981)	(0.81)	5,195	0.08	62,330	0.98	22,912	0.35

After-tax operating income	$ 63,219	$ 1.00	$ 201,156	$ 3.07	$ 776,945	$ 12.21	$ 817,916	$ 12.52

Although net realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of net realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of net realized gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business, and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income in their analyses for the reasons discussed above. The Company provides after-tax operating income to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.

2Adjusted shareholders’ equity excludes net after-tax unrealized (appreciation) depreciation of investments.

--Financial Details Follow--

EVEREST RE GROUP, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
	(unaudited)		(unaudited)
REVENUES:
Premiums earned	$ 996,394	$ 979,688	$ 3,997,498	$ 3,853,153
Net investment income	174,101	183,549	682,392	629,378
Net realized capital (losses) gains	(64,962)	10,343	86,283	35,067
Net derivative (expense) income	(3,787)	596	(2,124)	(410)
Other income (expense)	7,239	(1,182)	17,998	112
Total revenues	1,108,985	1,172,994	4,782,047	4,517,300

CLAIMS AND EXPENSES:
Incurred losses and loss adjustment expenses	780,016	645,170	2,548,138	2,434,420
Commission, brokerage, taxes and fees	261,575	223,378	961,788	883,254
Other underwriting expenses	38,687	41,200	152,604	137,977
Interest expense on senior notes	7,792	7,788	31,162	31,149
Interest expense on long term notes	6,455	-	17,383	-
Interest expense on junior subordinated debt	7,238	9,363	35,324	37,449
Amortization of bond issue costs	1,458	234	7,083	938
Interest and fee expense on credit facilities	79	78	609	363
Total claims and expenses	1,103,300	927,211	3,754,091	3,525,550

INCOME BEFORE TAXES	5,685	245,783	1,027,956	991,750
Income tax (benefit) expense	(6,553)	39,432	188,681	150,922

NET INCOME	$ 12,238	$ 206,351	$ 839,275	$ 840,828
Other comprehensive income, net of tax	84,665	96,784	65,427	142,417

COMPREHENSIVE INCOME	$ 96,903	$ 303,135	$ 904,702	$ 983,245

PER SHARE DATA:
Average shares outstanding (000's)	62,670	64,831	63,118	64,724
Net income per common share - basic	$ 0.20	$ 3.18	$ 13.30	$ 12.99

Average diluted shares outstanding (000's)	63,143	65,457	63,629	65,324
Net income per common share - diluted	$ 0.19	$ 3.15	$ 13.19	$ 12.87

EVEREST RE GROUP, LTD.
CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in thousands, except par value per share)	2007	2006
	(unaudited)
ASSETS:
Fixed maturities - available for sale, at market value
(amortized cost: 2007, $10,116,353; 2006, $10,210,165)	$ 10,245,585	$ 10,319,850
Equity securities - available for sale, at market value
(cost: 2007, $24,378; 2006, $1,252,595)	24,694	1,613,678
Equity securities - available for sale, at fair value	1,535,263	-
Short-term investments	2,225,708	1,306,498
Other invested assets (cost: 2007, $651,898; 2006, $466,232)	654,355	467,193
Cash	250,567	249,868
Total investments and cash	14,936,172	13,957,087
Accrued investment income	145,056	141,951
Premiums receivable	989,921	1,136,787
Reinsurance receivables	666,164	772,813
Funds held by reinsureds	342,615	284,809
Deferred acquisition costs	399,563	388,117
Prepaid reinsurance premiums	88,239	67,757
Deferred tax asset	264,423	220,047
Federal income taxes recoverable	10,770	-
Other assets	156,559	138,202
TOTAL ASSETS	$ 17,999,482	$ 17,107,570

LIABILITIES:
Reserve for losses and loss adjustment expenses	$ 9,040,606	$ 8,840,140
Future policy benefit reserve	78,417	100,962
Unearned premium reserve	1,567,098	1,612,250
Funds held under reinsurance treaties	75,601	70,982
Losses in the course of payment	63,366	55,290
Commission reserves	48,753	23,665
Other net payable to reinsurers	68,494	47,483
Current federal income taxes payable	-	43,002
8.75% Senior notes due 3/15/2010	199,685	199,560
5.4% Senior notes due 10/15/2014	249,689	249,652
6.6% Long term notes due 5/1/2067	399,639	-
Junior subordinated debt securities payable	329,897	546,393
Accrued interest on debt and borrowings	11,217	10,041
Other liabilities	182,250	200,463
Total liabilities	12,314,712	11,999,883

SHAREHOLDERS' EQUITY:
Preferred shares, par value: $0.01; 50 million shares authorized;
no shares issued and outstanding	-	-
Common shares, par value: $0.01; 200 million shares authorized;
(2007) 62.9 million and (2006) 65.0 million issued and outstanding	654	650
Additional paid-in capital	1,805,844	1,770,496
Accumulated other comprehensive income, net of deferred income taxes of
$87.2 million at 2007 and $175.0 million at 2006	163,155	348,543
Treasury shares, at cost; (2007) 2.5 million shares and (2006) 0.0 million shares	(241,584)	-
Retained earnings	3,956,701	2,987,998
Total shareholders' equity	5,684,770	5,107,687
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 17,999,482	$ 17,107,570

EVEREST RE GROUP, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands)	2007	2006	2007	2006
	(unaudited)		(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 12,238	$ 206,351	$ 839,275	$ 840,828
Adjustments to reconcile net income to net cash provided by
operating activities:
Decrease (increase) in premiums receivable	6,530	(4,471)	155,552	70,596
Increase in funds held by reinsureds, net	(37,700)	(16,446)	(48,944)	(96,777)
Decrease in reinsurance receivables	38,667	88,459	126,328	304,769
Increase in deferred tax asset	(150,870)	(19,688)	(66,877)	(25,524)
Increase (decrease) in reserve for losses and loss adjustment expenses	202,168	(59,188)	96,627	(432,494)
Decrease in future policy benefit reserve	(10,489)	(10,334)	(22,545)	(32,193)
Increase (decrease) in unearned premiums	4,942	(27,395)	(57,617)	1,627
Change in other assets and liabilities, net	103,517	(13,016)	(89,774)	3,477
Non-cash compensation expense	3,614	5,572	17,119	15,127
Amortization of bond premium	(1,881)	2,567	(8,594)	21,797
Amortization of underwriting discount on senior notes	42	38	164	149
Net realized capital losses (gains)	64,962	(10,343)	(86,283)	(35,067)
Net cash provided by operating activities	235,740	142,106	854,431	636,315

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from fixed maturities matured/called - available for sale, at market value	247,262	254,631	1,248,811	872,428
Proceeds from fixed maturities sold - available for sale, at market value	19,435	28,279	275,557	182,869
Proceeds from equity securities - available for sale, at market value	-	94,598	-	281,093
Proceeds from equity securities - available for sale, at fair value	84,968	-	1,547,135	-
Proceeds from other invested assets sold	6,219	33,986	58,682	76,307
Cost of fixed maturities acquired - available for sale, at market value	(610,567)	(341,412)	(1,338,865)	(1,291,871)
Cost of equity securities acquired - available for sale, at market value	-	(128,616)	-	(568,966)
Cost of equity securities acquired - available for sale, at fair value	(83,962)	-	(1,391,450)	-
Cost of other invested assets acquired	(46,376)	(86,039)	(195,448)	(219,067)
Net sales (purchases) of short-term securities	459,787	33,769	(852,659)	150,379
Net increase in unsettled securities transactions	(7,860)	(1,396)	(4,779)	(11,322)
Net cash provided by (used in) investing activities	68,906	(112,200)	(653,016)	(528,150)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued during the period	3,461	5,753	18,233	23,627
Purchase of treasury stock	(1,164)	-	(241,584)	-
Net proceeds from redemption of junior subordinated debt securities	(216,496)	-	(216,496)	-
Net proceeds from issuance of long term notes	-	-	395,637	-
Dividends paid to shareholders	(30,388)	(15,609)	(121,387)	(38,986)
Net cash used in financing activities	(244,587)	(9,856)	(165,597)	(15,359)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(15,554)	20,056	(35,119)	49,787

Net increase in cash	44,505	40,106	699	142,593
Cash, beginning of period	206,062	209,762	249,868	107,275
Cash, end of period	$ 250,567	$ 249,868	$ 250,567	$ 249,868

SUPPLEMENTAL CASH FLOW INFORMATION
Cash transactions:
Income taxes paid	$ 14,824	$ 33,984	$ 282,568	$ 46,616
Interest paid	$ 30,271	$ 16,289	$ 83,138	$ 68,910